FOR IMMEDIATE RELEASE
April 21, 2006

DSA FINANCIAL CORPORATION REPORTS EARNINGS FOR THE THIRD QUARTER ENDED MARCH 31, 2006 AND DECLARES A QUARTERLY DIVIDEND

Lawrenceburg,  Indiana  - April 21,  2006 - DSA  Financial  Corporation  (OTCBB:
DSFN.OB) announced its financial results for the third fiscal quarter. For the quarter ended March 31, 2006, the Company recorded net earnings of $214,000 or $0.14 per share. In the quarter ended March 31, 2005, the Company reported net earnings of $230,000, or $0.15 per share.

The quarter-to-quarter decrease in earnings was attributed primarily to a $32,000, or 4%, decrease in net interest income and a $12,000, or 67% increase in provision for losses on loans, which was partially offset by a $23,000, or 23%, increase in other income.

Net earnings for the nine months ended March 31, 2006 were $682,000, or $0.43 per share, an increase of $38,000, or 6%, over the nine month period ended March 31, 2005. Other income increased by $155,000, or 56%, which includes a gain on the sale of investments of $159,000, partially offset by an increase of $32,000, or 107%, in provision for losses on loans and an increase of $90,000, or 6%, in general, administrative and other expense.

In addition, Edward L. Fischer, President and Chief Executive Officer of DSA Financial, announced today that the Company's board of directors has declared a dividend on its common stock of $0.105 per share. The dividend is payable on May 12, 2006 to stockholders of record as of May 2, 2006.

DSA Financial reported total assets of $100.9 million at March 31, 2006, total liabilities of $83.7 million, including deposits of $75.3 million and total stockholders' equity of $17.2 million.

DSA Financial Corporation is the holding company for Dearborn Savings Association, F.A., a federally chartered savings association headquartered in Lawrenceburg, Indiana. Dearborn Savings operates through its main office and one branch office.

                            DSA FINANCIAL CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)
                                   (Unaudited)

                                                                                 March 31,            June 30,
         ASSETS                                                                    2006                 2005
                                                                                 --------             --------

Cash and cash equivalents                                                         $  3,555             $ 4,043
Investment securities                                                                4,907               6,214
Loans receivable                                                                    85,508              76,379
Other assets                                                                         6,932               5,893
                                                                                  --------             -------
         Total assets                                                             $100,902             $92,529
                                                                                  ========             =======
         LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits $75,293                                                                  $ 66,891
Advances from the FHLB                                                               7,000               7,000
Other liabilities                                                                    1,436               1,405
                                                                                  --------             -------
         Total liabilities                                                          83,729              75,296

Stockholders' equity                                                                17,173              17,233
                                                                                  --------             -------
         Total liabilities and stockholders' equity                               $100,902             $92,529
                                                                                  ========             =======


                            DSA FINANCIAL CORPORATION
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                        (In thousands, except share data)
                                   (Unaudited)

                                                                 Nine months ended                 Three months ended
                                                                      March 31,                         March 31,
                                                               ---------------------              ---------------------
                                                                2006           2005                2006           2005
                                                               ------         ------              ------         ------
Total interest income                                          $4,048         $3,305              $1,428         $1,157

Total interest expense                                          1,732          1,001                 656            353
                                                               ------         ------              ------         ------
         Net interest income                                    2,316          2,304                 772            804
Provision for losses on loans                                      62             30                  31             18
                                                               ------         ------              ------         ------

         Net interest income after provision for
            losses on loans                                     2,254          2,274                 741            786

Other income                                                      431            276                 121             98

General, administrative and other expense                       1,610          1,520                 518            515
                                                               ------         ------                ----         ------

         Earnings before income taxes                           1,075          1,030                 344            369

Income taxes                                                      393            386                 131            139
                                                               ------         ------              ------         ------

     NET EARNINGS                                              $  682         $  644              $  213         $  230
                                                               ======         ======              ======         ======

        EARNINGS PER SHARE - basic and diluted                 $  .43         $  .41              $  .14         $  .15
                                                               ======         ======              ======         ======